UNITED STATES BANKRUPTCY COURT
                                               DISTRICT OF DELAWARE


In re:                                        )
                                              )     Chapter 11
DNR USA, INC., DNR NORTH                      )
AMERICA, INC. AND MARKER                      )     Case No. 99-2880 (MFW)
INTERNATIONAL                                 )
                                              )     (Jointly Administered)
                                 Debtors.     )


                AMENDMENT TO FIRST AMENDED JOINT CHAPTER 11 PLAN
            OF REORGANIZATION OF MARKER INTERNATIONAL, DNR USA, INC.
                           AND DNR NORTH AMERICA, INC.
                           ---------------------------

                  The  Debtors'   First   Amended   Joint  Chapter  11  Plan  of
Reorganization dated September 22, 1999 (the "Plan") is hereby amended as follows:
                 Section 14.2(b) of the Plan is hereby amended and restated in its entirety to read as follows:

                  "On the Effective Date, except as otherwise provided in the Plan, the Debtors, their Affiliates (as such term is defined in Section 101(2) of the Bankruptcy Code) and their shareholders derivatively are hereby deemed to have forever waived and released unconditionally (i) the holders of Equity Interests, (ii) First Security Bank, Hypo Vereinsbank (New York), Isomura, M&T Bank, KeyBank (except that all of the rights, defenses and claims of Marker Deutschland GmbH and Marker USA against KeyBank relating to or arising under KeyBank's Foreign Exchange Contract Claims are expressly preserved until such time as KeyBank's claims, if any, against Marker Deutschland GmbH and Marker USA are discharged and released pursuant to Section 14.3 of the Plan), the German Banks, Piero, Marker's Subsidiaries (in their capacity as holders of Claims), and Newco (except as otherwise provided in the Newco Agreement) and (iii) all present and former directors, officers, employees, agents, consultants, advisors, attorneys, accountants and other representatives and their respective successors, assigns or Affiliates (as defined in the Newco Agreement) of or to any of the foregoing in their capacity as such (all of the foregoing collectively referred to as the "Third Party Releasees") from the Released Claims; provided, however, that this release shall not constitute a release of any Allowed Claims treated under this Plan or any claims or causes of action of Marker or Newco against the other arising under the Newco Agreement (unless otherwise provided in the Newco Agreement) or the Operating Agreement. Entities deemed to have released Claims pursuant to this Section 14.2(b) shall be forever precluded from asserting whether directly, derivatively or otherwise, any such Claims against the Third Party Releasees."

                  Section 14.3 of the Plan is hereby amended and restated in its entirety to read as follows:

                  On the Effective Date, each holder (or representative thereof) of a Claim or Equity Interest (a) who has accepted or is deemed to have accepted this Plan, (b) whose Claim or Equity Interest is in a class that has accepted or is deemed to have accepted this Plan pursuant to Section 1126 of the Bankruptcy Code or (c) who may be entitled to receive a distribution of property or retain property pursuant to this Plan, shall be deemed to have forever waived and released unconditionally, to the extent permitted by law, the Debtors, the Debtor Releasees and the Third Party Releasees from the Released Claims; provided, however, that this release shall not constitute a release of (i) any payment obligation with respect to the treatment of Allowed Claims provided under this Plan, (ii) any claims or causes of action of Marker or Newco against the other arising under the Newco Agreement (unless otherwise provided in the Newco Agreement) or the Operating Agreement, (iii) KeyBank's rights and claims, if any, against Marker Deutschland GmbH and Marker USA arising under or relating to KeyBank's Foreign Exchange Contracts; provided, however, that upon payment to KeyBank of all sums due to KeyBank under the Plan (including the Cash payment and all amounts due under the KeyBank Note), Marker Deutschland GmbH and Marker

USA will be discharged and released of all such claims, or (iv) any claims third parties may have against each other, which claims are not related to the Debtors and the Chapter 11 Cases. Persons deemed to have released claims pursuant to this Section 14.3 shall be forever precluded from asserting any such claims against the Debtors, the Debtor Releasees or the Third Party Releasees."

Dated:  Wilmington, Delaware
         October 25, 1999

                                   Respectfully Submitted,

                                   MARKER INTERNATIONAL, et al., Debtors


                                   By:  /s/ Kevin Hardy
                                        ---------------
                                   Name:  Kevin Hardy
                                   Title:  Chief Financial Officer

COUNSEL:

Robert Raskin
STROOCK & STROOCK & LAVAN LLP
180 Maiden Lane
New York,  New York 10038
(212) 806-5400


Laura Davis Jones
YOUNG CONAWAY STARGATT & TAYLOR, LLP
P.O. Box 391
Rodney Square North, 11th Fl.
Wilmington, DE  19801
(302) 571-6600